Exhibit 10.1

Equity Award Retirement Policy

Adoption Date: July 30, 2025

Effective Date: January 1, 2026

1.
Purpose. The Compensation Committee (the “Committee”) of the Board of Directors of Palomar Holdings, Inc. (the “Company”) has determined that it is appropriate to adopt this policy (the “Policy”) to provide Covered Employees with continued vesting eligibility upon a termination of employment with the Company by reason of a Qualified Retirement with respect to Covered Awards granted under the Company’s 2019 Equity Incentive Plan (as may be amended from time to time, including any successor plan, the “Plan”), subject to the terms and conditions set forth below. This Policy shall be effective as of the effective date first set forth above (the “Effective Date”).

2.
Covered Employees. This Policy shall apply to all employees of the Company (each such employee, a “Covered Employee”).

3.
Covered Awards. This Policy shall apply to awards of:

•
Nonstatutory Stock Options (“NQSO”),
•
Time-based Restricted Stock Units (“RSUs”), and
•
Performance Stock Units (“PSUs”)

that are granted to Covered Employees under the Plan after the Effective Date, pursuant to the Company’s annual equity grant cycle. This Policy shall also apply to annual bonuses of Covered Employees (“Annual Bonuses”).

This Policy shall apply to supplemental equity grants with respect to certain product lines as determined by the Committee but shall not apply to any equity grants made outside of the Company’s annual equity grant cycle, including but not limited to, acquisition grants, retention grants, promotion grants or new hire grants except as specifically determined by the Committee.

4.
Qualified Retirement. For purposes of this Policy, “Qualified Retirement” shall mean a Covered Employee’s resignation of employment with the Company on or after attainment of age fifty-eight (58) with a minimum of five (5) years of service with the Company (including with an acquired entity and regardless of whether such service is continuous, with a Covered Employee’s period of service calculated using a 365-day period to determine each year of service), provided that:

(a) as of the Retirement Date (as defined below), the Covered Employee’s age plus years of service with the Company equals or exceeds 65; (b) the Covered Employee provides the Company with the required amount of Advance Notice regarding his or her resignation of employment, and (c) on and prior to the Covered Employee’s Retirement Date, no facts or circumstances shall exist that could give rise to the Covered Employee’s termination of employment for Cause (as defined in the Plan) regardless of whether the Company pursues termination for Cause.

For the avoidance of doubt, this Policy shall not apply in the event of a Covered Employee’s termination of employment for any reason that does not constitute a Qualified Retirement.

5.
Advance Notice Requirement. In order to be eligible for benefits under this Policy, except as otherwise determined or affirmatively waived by the Committee, a Covered Employee must deliver to the Company’s Chief People Officer (or such other individual designated by the Committee), no less than six (6) months prior to the date of a Qualified Retirement, advance written notice (the “Qualified Retirement Notice”) of such Covered Employee’s voluntary termination of employment giving rise to a Qualified Retirement and a requested retirement date (the “Proposed Retirement Date”); provided that the benefits under this Policy shall only apply to Covered Awards that were granted prior to the date on which the Covered Employee delivers the Covered Employee’s Qualified Retirement Notice. The Committee (or its designee) may, in its sole discretion, designate the employee’s retirement date (the “Retirement Date”), which may be earlier or later than the Covered Employee’s Proposed Termination Date.

6.
Qualified Retirement Benefits.

(a)
Subject to a Covered Employee timely delivering to the Company and not revoking a general waiver and release of claims in favor of the Company, its affiliates and related parties, in a form provided by the Company, in the event a Covered Employee incurs a Qualified Retirement in accordance with the terms of this Policy, then with respect to any Covered Award held by the Covered Employee as of the date of the Qualified Retirement, the following treatment shall apply:

(i)
NQSO - with respect to a Covered Award that is an unvested NQSO, such Covered Award shall, following the Covered Employee’s Retirement Date, continue to vest and become exercisable in accordance with its original vesting schedule and shall remain exercisable for the entirety of the original term applicable to such NQSO;

(ii)
RSU - with respect to a Covered Award that is an unvested RSU, such Covered Award shall, following the Covered Employee’s Retirement Date, continue to vest in accordance with its original vesting schedule;

(iii)
PSU - with respect to a Covered Award that is an unvested PSU, the service condition for each award shall be satisfied on a pro-rata basis on the Covered Employee’s Retirement Date based on the number of full months of continuous service completed between the award’s grant date and the Covered Employee’s Retirement Date. To the extent the service condition is not satisfied under this section (iii) for any portion of a PSU, such portion of the PSU shall be forfeited on the Covered Employee’s Retirement Date. To the extent a PSU (or any portion thereof) is not forfeited on an Covered Employee’s Retirement Date as a result of this section (iii), such PSU (or portion thereof) shall, following the Covered Employee’s Retirement Date, remain outstanding and be eligible to become earned based on the satisfaction of the applicable performance conditions. Payments under such award shall be made at the time specified in the award agreement; and

(iv)
Annual Bonus – with respect to any unpaid annual bonus amounts applicable to the year in which the Covered Employee’s Qualified Retirement occurs, the Covered Employee shall be entitled to a prorated bonus based on the number of days the Covered Employee was employed during such year and further subject to the Company’s performance. Such prorated bonus amount shall be paid at the same time as annual bonuses are paid to eligible annual bonus plan participants.

(b)
The benefits set forth under this Section 6 are further subject to the Covered Employee complying with all of his or her obligations (including with respect to non-competition, non-solicitation, non-disparagement and other restrictive covenants, as applicable) that apply under any agreement to which the Covered Employee and the Company (or any of its affiliates) are both parties or under any other policy, program or arrangement of the Company that applies to the Covered Employee (the “Covenant Obligations”).

In the event (1) a Covered Employee fails to comply with his or her Covenant Obligations, or (2) following a Covered Employee’s termination of employment giving rise to a Qualified Retirement, the Company learns of any acts or omissions committed by such Covered Employee during his or her period of service with the Company that would have constituted Cause (as defined under the Plan), then all benefits under this Policy shall immediately cease with respect to the Covered Employee and the Covered Employee shall no longer be eligible for any current or future benefits under the Policy.

(c)
Following a Qualified Retirement, a Covered Employee shall be required to notify the Company’s payroll department of any changes to the Covered Employee’s address (or any subsequent address) until all outstanding Covered Awards of the Covered Employee have become exercised, settled or otherwise terminated.

7.
Administration, Amendment and Termination. This Policy shall be administered by the Committee. All decisions, determinations and interpretations by the Committee regarding this Policy shall be final and binding. The Committee shall have complete and exclusive power and authority to, at any time and for any reason, amend, modify or terminate this Policy. No amendment, modification, or termination of this Policy will, without the consent of a Covered Employee, materially impair the rights of, or obligations to, such Covered Employee with respect to a Covered Award granted prior to such amendment, suspension or termination.

8.
No Change to Existing Terms and Conditions. Except as otherwise expressly provided in this Policy, the terms and conditions that otherwise apply to any Covered Award shall continue to apply.

9.
Section 409A. This Policy, and its implementation, is intended to meet the requirements for compliance with, or exemption from, Sectio 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be interpreted and construed consistent with that intent. To the extent required in order to avoid accelerated taxation and/or accelerated payment under Section 409A, references to termination of employment, separation from service and similar or correlative terms in this Policy shall mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company. Each installment of the payments and benefits provided for as a result of this Policy shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). The Company makes no representation that any or all of the payments described in this Policy shall be exempt from or comply with Section 409A. Covered Employees shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. To the extent that a Covered Employee is a “specified employee” (within the meaning of Section 409A), then, to the extent required to avoid imposition of penalties under Section 409A, payments arising as a result of this Policy shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of such Covered Employee’s separation from service (as determined under Section 409A), or (ii) the tenth (10th) day after the date of such Covered Employee’s death.

10.
No Right to Continued Service. Nothing in this Policy shall interfere with or limit in any way any right of the Company or any of its affiliates to terminate any employee’s employment or other service relationship at any time and for any reason (or no reason), nor confer upon any Covered Employee any right to continued service for any period of time or to continue such Covered Employee’s present (or any other) rate of compensation.